Exhibit 23(b)


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Casey's General Stores, Inc.


     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Casey's General Stores, Inc. Non-Employee Directors' Stock Option Plan of our report dated June 17, 1997 relating to the consolidated balance sheets of Casey's General Stores, Inc. and subsidiaries as of April 30, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1997, which report appears in the April 30, 1997 annual report on Form 10-K of Casey's General Stores, Inc.


Des Moines, Iowa                                     KPMG PEAT MARWICK LLP
June 15, 1998








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